UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2012 (July 12, 2012)

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54689	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03 is incorporated in its entirety into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 12, 2012, American Realty Capital New York Recovery REIT, Inc. (the “Company”), through a wholly owned subsidiary, entered into a loan agreement with People’s United Bank (the “Loan”), under which the Company borrowed $20.2 million. The Loan is secured by a mortgage and evidenced by a promissory note on the Company’s portfolio of commercial properties located in Brooklyn, New York at 1100-1114 Kings Highway, 2067-2073 Coney Island Avenue and 2091-2097 Coney Island Avenue. The net proceeds from the Loan were used to repay a portion of the borrowings under the Company’s $40.0 million revolving credit facility with Capital One, National Association.

The Loan bears interest at a floating rate. However, due to the Company’s entry into an interest rate swap with People’s United Bank pursuant to the terms of the Loan, the Loan bears interest at a per annum fixed rate of 3.33%. The Loan matures in August 2017 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The mortgage loan is non-recourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. The mortgage loan may be prepaid from time to time and at any time, in whole or in part, subject to the Company’s payment of certain breakage costs to People’s United Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: July 16, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors